For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markel.com
FOR IMMEDIATE RELEASE

HAROLD L. MORRISON, JR. TO JOIN MARKEL’S BOARD OF DIRECTORS

Richmond, VA, November 20, 2019 --- Markel Corporation (NYSE: MKL) announced today the appointment of Harold L. Morrison, Jr. to its Board of Directors, effective January 1, 2020. Morrison retired from Chubb Insurance Company in December 2017 after a 33-year career in the insurance industry.

“We are pleased and extremely fortunate to have Harold joining the Markel Board of Directors,” said Alan Kirshner, Executive Chairman and Chairman of the Board at Markel. “Harold is a proven industry leader, who brings deep administrative and operational experience on a global level to our board.”

Morrison served as Senior Vice President, Chubb Group and Division President, Field Operations, North America Insurance from January 2016 until his retirement. In this role, he was responsible for managing Chubb’s field organization in North America, which included 48 offices throughout the United States and Canada, and for executing Chubb's North American business strategies through its regional and branch offices.

From 2008 to January 2016, Morrison served as Executive Vice President of The Chubb Corporation, Chief Global Field Officer. In 2011, he took on the additional role of Chief Administrative Officer, responsible for the company’s global field organization, worldwide human resources and administrative services. Morrison joined Chubb in 1984, and during the course of his career held a number of managerial and leadership positions with increasing responsibility.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.